Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES STRONG FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
-    Revenue increased 51% in Q4-2009 compared to Q4-2008
-    Cash from operations increased 75% in Q4-2009 compared to Q4-2008
-    EPS grew 165% in 2009 compared to 2008

Lisle, Illinois, March 4, 2010 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and twelve-month periods ended December 31, 2009.  Financial references are in U.S. dollars unless otherwise indicated.

2009 Financial Highlights
•	Revenue was $1.4 billion in 2009 compared to $862.9 million in 2008
•	Gross profit was $186.6 million in 2009 compared to $115.5 million in 2008
•	Adjusted EBITDA¹ was $94.7 million in 2009 compared to $42.5 million in 2008
•	GAAP net income increased to $46.1 million, or $1.72 per share (fully-diluted), in 2009 compared to $15.1 million, or $0.65 per share (fully-diluted), in 2008
•	Non-GAAP adjusted earnings per share¹ (diluted), which excludes the NMHC transaction-related amortization net of tax, was $1.91 in 2009 compared to $0.89 in 2008
•	Cash from operations was $86.4 million in 2009 compared to $41.6 million in 2008
•	Adjusted prescription claim volume1 for the PBM segment was 11.1 million in Q4-2009 compared to 9.9 million in Q3-2009
•	Gross margin per adjusted prescription for the PBM segment was $3.47 in Q4-2009 compared to $3.35 in Q4-2008
•	Mail order penetration increased to 11% in Q4-2009 compared to 9.5% in Q3-2009
•	Transaction processing volume for the HCIT segment was 94.6 million in Q4-2009 compared to 92.0 million in Q3-2009

2009 Corporate Highlights
•
Awarded new business with the Ohio Bureau of Workers' Compensation, the UFCW & Employers Benefit Trust, the Commonwealth of Virginia, Presbyterian Health Plan, Spectral Solutions, Prime Therapeutics LLC and PharMerica Corporation

•	Renewed a multi-year PBM contract with the Employer-Union Health Benefits Trust Fund of Hawaii
•	Entered into a strategic relationship with Allscripts Misys to enhance the E-Prescribing options available to SXC’s clients
•	Completed a public offering of 5,175,000 common shares at a price of $41.50 per share resulting in net proceeds of approximately $203.1 million

“2009 was an outstanding year with record financial and operational achievements for SXC,” said Mark Thierer, President and CEO. “We won new contracts with industry leaders, locked-in new commitments with existing customers and completed a $203 million equity financing that will help us capitalize on future growth opportunities, both organically and through acquisitions. As we enter 2010, the healthcare system is under intense scrutiny to provide enhanced services while improving efficiencies. The rate of change is extreme which opens new opportunities to agile and expert players in our industry. We are well positioned at the leading edge of this curve with a unique business model for providing technology solutions and PBM services that enable us to meet the individual needs of a diverse and growing set of payor customers.”

Financial Review

SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s business segments to the consolidated financial statements for the three- and twelve-month periods ended December 31, 2009 and 2008 is as follows2:

Three months ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2009	2008	2009	2008	2009	2008
Revenue	$416,803	$269,802	$26,513	$22,964	$443,316	$292,766
Cost of revenue	378,149	241,633	12,643	13,853	390,792	255,486
Gross profit	$38,654	$28,169	$13,870	$9,111	$52,524	$37,280
Gross profit %	9.3%	10.4%	52.3%	39.7%	11.8%	12.7%

Twelve months ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2009	2008	2009	2008	2009	2008
Revenue	$1,335,961	$771,840	$102,673	$91,099	$1,438,634	$862,939
Cost of revenue	1,197,757	702,333	54,277	45,120	1,252,034	747,453
Gross profit	$138,204	$69,507	$48,396	$45,979	$186,600	$115,486
Gross profit %	10.3%	9.0%	47.1%	50.5%	13.0%	13.4%

PBM Revenue
PBM revenue increased 73% to $1.3 billion in 2009, compared to $771.8 million in 2008. PBM revenue was $416.8 million in Q4-2009 compared to $269.8 million in Q4-2008.   PBM revenue increased due to the inclusion of a full year of revenue related to the NMHC business as compared to only eight months for the same period in 2008.  In addition, the Company successfully converted several HCIT customers to full-service PBM customers.

HCIT Revenue
HCIT revenue increased 12.7% to $102.7 million in 2009, compared to $91.1 million in 2008. Recurring revenue in 2009 consisted of transaction processing revenue of $61.2 million, compared to $52.8 million in 2008, and maintenance revenue of $18.4 million, compared to $16.4 million in 2008. Recurring revenue accounted for 78% of HCIT revenue in 2009, compared to 76% in 2008. Non-recurring revenue in 2009 consisted of professional service revenue of $15.3 million, compared to $13.5 million in 2008, and system sales revenue of $7.7 million, compared to $8.4 million in 2008.

HCIT revenue increased 15.5% to $26.5 million in Q4-2009, compared to $23.0 million in Q4-2008. Transaction processing revenue was $15.4 million in Q4-2009, compared to $14.6 million in Q4-2008. Maintenance revenue was $4.7 million in Q4-2009, compared to $4.1 million in Q4-2008. Recurring revenue accounted for 76% of HCIT revenue in Q4-2009, compared to 81% in Q4-2008. Professional services revenue was $4.7 million in Q4-2009, compared to $2.8 million in Q4-2008. System sales revenue was $1.7 million in Q4-2009, compared to $1.5 million in Q4-2008.

Product Development Costs
Product development costs were $12.0 million in 2009, compared to $10.1 million in 2008. Product development costs were $2.9 million Q4-2009, compared to $2.7 million in Q4-2008. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products and launch new offerings to support its market expansion.

Selling, General and Administration (“SG&A”) Costs
SG&A costs were $85.8 million in 2009, compared to $68.8 million in 2008. SG&A costs were $20.9 million Q4-2009, compared to $21.5 million in Q4-2008.  On a quarter-over-quarter basis, the Company has added a significant amount of new business while keeping SG&A costs relatively flat. The change in the year-over-year comparison period is largely attributable to the increase in operating expenses related to the acquisition of NMHC.

Adjusted EBITDA¹
Adjusted EBITDA was $94.7 million in 2009, compared to $42.5 million in 2008. Adjusted EBITDA was $30.4 million in Q4-2009, compared to $14.7 million in Q4-2008. The year-over-year growth in adjusted EBITDA was related primarily to new contract wins, improved purchasing efficiencies on prescription drugs, the acquisition of the NMHC business, and cost and revenue synergies generated from the acquisition.

Adjusted EBITDA benefited by $3.0 million in the quarter due to unusually high professional services in the HCIT segment as well as recoveries for bad debts and other reserves due to improved collections and reduced employee benefits in the fourth quarter.

Income Taxes
The Company’s effective tax rate was 32.3% in 2009, compared to an effective tax rate of 25.6% in 2008. The effective income tax rate increased year-over-year primarily due to greater pre-tax income due to the growth in the business.

Net Income
SXC reported net income of $46.1 million in 2009, or $1.72 per share (fully-diluted), which included $5.1 million of intangible amortization related to the purchase of NMHC, compared to $15.1 million in 2008, or $0.65 per share (fully-diluted), which included $5.8 million of intangible amortization related to the purchase of NMHC. Net income was $15.2 million in Q4-2009, or $0.49 per share (fully-diluted), which included $1.1 million of intangible amortization related to the purchase of NMHC, compared to net income of $5.0 million in Q4-2008, or $0.20 per share (fully-diluted), which included $2.0 million of NMHC intangible amortization.

In Q4-2009, the Company repaid all its outstanding debt in the amount of $45.1 million.  The repayment of the debt resulted in one-time charges totalling $1.5 million related to the write-off of deferred financing costs and other debt extinguishment costs that were recorded in interest expense and other income/expense.

Cash from Operations
SXC continues to generate strong cash from operations. SXC generated cash from operations of $86.4 million in 2009, compared to $41.6 million in 2008.  The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposits and rebate payments it receives for certain customers. The Company generated $36.8 million of cash through its operations in Q4-2009, compared to $21.0 million in Q4-2008.

At December 31, 2009 and 2008, SXC had cash and cash equivalents totalling $304.4 million and $67.7 million, respectively. In Q4-2009, SXC repaid all its outstanding long-term debt obligations. On September 23, 2009, SXC completed a public offering of 5,175,000 of its common shares, including 675,000 shares sold pursuant to the exercise of the underwriters' over-allotment option, for net proceeds to the Company of approximately $203.1 million.

2010 Full Year Financial Guidance
SXC has set the following financial targets for 2010:
•	Revenue of $1.9 to $2.0 billion
•	Gross profit of $195 to $205 million
•	Adjusted EBITDA of $108 to $112 million
•	Fully-diluted GAAP EPS of $1.79 to $1.87
•	Adjusted EPS of $1.92 to $2.00

The full year 2010 guidance as compared to the Q4-09 run rate is reflective of the full dilution of the equity raise completed in September 2009, the repayment of the Company’s debt, and takes into account the Q4 benefits outlined above, as well as the impacts related to the Company’s known successful renewals.

Notice of Conference Call
SXC will host a conference call on Thursday, March 4, 2010 at 8:30 a.m. EST to discuss its financial results.  Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, March 11, 2010 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 52168294.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted EPS and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these two measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted EPS is a non-GAAP measure which takes EPS and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax.  Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC’s business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contribute to revenue in the period presented as well as future periods and should also note that such expenses will recur in future periods.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.

The 2010 full year guidance of adjusted EBITDA was computed by taking the Company’s earnings before interest, taxes, depreciation and amortization as well as estimated stock compensation expense of $5 million.  Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of NMHC acquisition-related amortization expense totaling $4.0 million (net of an estimated 34% tax rate).

Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and GAAP EPS (diluted) to adjusted EPS (diluted) are shown below:

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)

Adjusted EBITDA	$30,413	$14,679	$94,712	$42,474

Amortization of Intangible Assets	(2,246)	(3,088)	(9,724)	(9,365)

Depreciation of Property & Equipment	(2,033)	(1,900)	(8,014)	(6,615)

Stock-Based Compensation	(1,180)	(1,074)	(3,657)	(4,080)

Other Income (Expense)	(651)	(734)	(589)	(719)

Interest Income (Expense), Net	(1,967)	(1,193)	(4,643)	(1,391)

Income Tax (Expense)	(7,143)	(1,740)	(22,024)	(5,191)

Net Income	$15,193	$4,950	$46,061	$15,113

Non-GAAP Adjusted Earnings Per Share (in thousands, except per share data)	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008
Net Income	$15,193	$4,950	$46,061	$15,113

Amortization of NMHC Intangibles	1,679	2,680	7,583	7,769

Tax effect of NMHC Intangibles	(537)	(697)	(2,453)	(1,986)

Adjusted net income	$16,335	$6,933	$51,191	$20,896

Adjusted EPS	$0.52	$0.28	$1.91	$0.89

2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Healthcare Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (“PBM”) services and Healthcare Information Technology (“HCIT”) solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations across North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.   Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.   We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.   Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov.  Investors are cautioned not to put undue reliance on forward-looking statements.  All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
EVP & Chief Financial Officer	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	SA Noonan Communications
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets

	December 31,
	2009	2008
	(in thousands, except share data)
ASSETS

Current assets
Cash and cash equivalents	$304,370	$67,715
Restricted cash	14,169	12,498
Short term investments	4,639	-
Accounts receivable, net of allowance for doubtful accounts of $2,871 (2008 - $3,570)	97,330	80,531
Rebates receivable	17,630	29,586
Prepaid expenses and other assets	4,483	4,455
Inventory	7,106	6,689
Income tax recoverable	345	1,459
Deferred income taxes	9,875	10,219
Total current assets	459,947	213,152

Property and equipment, net of accumulated depreciation of $27,421 (2008 - $19,449)	19,880	20,756
Goodwill	141,787	143,751
Other intangible assets, net of accumulated amortization of $23,831 (2008 - $14,099)	37,574	46,406
Deferred financing charges	-	1,481
Deferred income taxes	1,641	1,323
Other assets	1,251	1,474
Total assets	$662,080	$428,343

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$9,916	$8,302
Customer deposits	14,832	11,875
Salaries and wages payable	12,349	15,681
Accrued liabilities	30,786	32,039
Pharmacy benefit management rebates payable	46,606	36,326
Pharmacy benefit claim payments payable	61,669	51,406
Deferred revenue	7,304	7,978
Current portion of long-term debt	-	3,720
Total current liabilities	183,462	167,327

Long-term debt, less current installments	-	43,920
Deferred income taxes	13,597	15,060
Deferred lease inducements	2,748	3,217
Deferred rent	1,337	1,461
Other liabilities	2,442	3,195
Total liabilities	203,586	234,180

Commitments and contingencies

Shareholders' equity
Common shares: no par value, unlimited shares authorized; 30,057,281 shares issued and outstanding at December 31, 2009 (2008 - 24,103,032 shares)	361,530	146,988
Additional paid-in capital	15,153	11,854
Retained earnings	81,812	35,751
Accumulated other comprehensive loss	(1)	(430)
Total shareholders' equity	458,494	194,163

Total liabilities and shareholders' equity	$662,080	$428,343

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations

	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share data)
Revenue:
PBM	$416,803	$269,802	$1,335,961	$771,840
HCIT:
Transaction processing	15,373	14,606	61,225	52,773
Maintenance	4,743	4,059	18,427	16,397
Professional services	4,706	2,787	15,336	13,480
System sales	1,691	1,512	7,685	8,449
Total revenue	443,316	292,766	1,438,634	862,939

Cost of revenue:
PBM	378,149	241,633	1,197,757	702,333
HCIT	12,643	13,853	54,277	45,120
Total cost of revenue	390,792	255,486	1,252,034	747,453
Gross profit	52,524	37,280	186,600	115,486

Expenses:
Product development costs	2,927	2,680	11,951	10,105
Selling, general and administrative	20,940	21,501	85,797	68,792
Depreciation of property and equipment	1,457	1,394	5,811	4,810
Amortization of intangible assets	2,246	3,088	9,724	9,365
	27,570	28,663	113,283	93,072
Operating income	24,954	8,617	73,317	22,414

Interest income	(184)	(540)	(756)	(2,749)
Interest expense	2,151	1,733	5,399	4,140
Net interest expense	1,967	1,193	4,643	1,391
Other expense, net	651	734	589	719

Income before income taxes	22,336	6,690	68,085	20,304

Income tax expense (benefit):
Current	6,467	(469)	22,285	4,866
Deferred	676	2,209	(261)	325
	7,143	1,740	22,024	5,191

Net income	$15,193	$4,950	$46,061	$15,113

Earnings per share:
Basic	$0.51	$0.21	$1.77	$0.66
Diluted	$0.49	$0.20	$1.72	$0.65

Weighted average number of shares used
in computing earnings per share:
Basic	30,018,830	24,055,909	26,004,204	22,978,466
Diluted	31,165,324	24,603,214	26,797,373	23,413,011

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows

	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income	$15,193	$4,950	$46,061	$15,113
Items not involving cash:
Stock-based compensation	1,180	1,074	3,657	4,080
Depreciation of property and equipment	2,033	1,900	8,014	6,615
Amortization of intangible assets	2,246	3,088	9,724	9,365
Deferred lease inducements and rent	(109)	(98)	(593)	(304)
Deferred income taxes	676	2,209	(261)	325
Tax benefit on option exercises	(1,017)	1	(4,464)	(798)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(7,261)	147	(16,705)	8,005
Rebates receivable	2,947	(5,400)	11,956	(2,383)
Restricted cash	(1,736)	5,292	(1,671)	632
Unbilled revenue	-	1,019	73	1,122
Prepaid expenses	230	(808)	(72)	107
Inventory	(83)	88	(401)	(83)
Income tax recoverable	893	(941)	6,098	677
Accounts payable	4,017	1,182	1,635	1,678
Accrued liabilities	2,436	9,297	(1,139)	4,845
Pharmacy benefit claim payments payable	9,861	(1,254)	10,263	(205)
Pharmacy benefit management rebates payable	2,776	(3,277)	10,280	(8,357)
Deferred revenue	(1,039)	1,698	(630)	1,305
Customer deposits	2,279	580	2,957	(490)
Other	1,269	238	1,602	335
Net cash provided by operating activities	36,791	20,985	86,384	41,584

Cash flows from investing activities:
Acquisitions, net of cash acquired	-	(2,207)	(2,176)	(104,769)
Purchases of property and equipment	(2,383)	(2,440)	(8,994)	(8,410)
Lease inducements received	-	-	-	373
Purchases of short term investments	(5,098)	-	(5,098)	-
Proceeds from the sale of short term investments	449	-	449	-
Net cash used in investing activities	(7,032)	(4,647)	(15,819)	(112,806)

Cash flows from financing activities:
Issuance of long-term debt	-	-	-	48,000
Proceeds from public offering, net of issuance costs	(986)	-	203,121	-
Payment of financing costs	-	-	-	(1,792)
Repayment of long-term debt	(45,120)	(120)	(47,640)	(360)
Proceeds from exercise of options	347	109	6,264	1,549
Tax benefit on option exercises	1,017	(1)	4,464	798
Net cash provided by (used in) financing activities	(44,742)	(12)	166,209	48,195
Effect of foreign exchange on cash balances	(169)	(201)	(119)	(187)
Increase (decrease) in cash and cash equivalents	(15,152)	16,125	236,655	(23,214)
Cash and cash equivalents, beginning of period	319,522	51,590	67,715	90,929
Cash and cash equivalents, end of period	$304,370	$67,715	$304,370	$67,715